Exhibit 10t

FIRST AMENDMENT

TO

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT (ALL ASSETS)

This First Amendment to Amended and Restated Loan and Security Agreement (this "Amendment") is made as of September 17, 2020 by and among The L. S. Starrett Company, a Massachusetts corporation having a principal place of business located at 121 Crescent Street, Athol, Massachusetts 01331 ("Starrett"), Tru-Stone Technologies, Inc., a Delaware corporation having a principal place of business located at 1101 Prosper Drive, P.O. Box 430, Waite Park, MN 56387 ("Tru-Stone"), Starrett Kinemetric Engineering, Inc., a Delaware corporation having a principal place of business located at 26052 Merit Circle, Suite 103, Laguna Hills, CA 92653 ("Kinemetric") and Starrett Bytewise Development, Inc., a Delaware corporation with offices located at 1150 Brookstone Center Parkway, Columbus, Georgia 31904 ("Starrett Bytewise", collectively with Kinemetric, Starrett and Tru-Stone, each a "Borrower" and together the "Borrower") and T.D. Bank, N.A., a national banking association organized and existing under the laws of the United States of America, the secured party hereunder having a place of business located at 370 Main Street, Worcester, Massachusetts 01608 (the "Lender").

RECITALS

WHEREAS, the Borrower and the Lender have entered into an Amended and Restated Loan and Security Agreement (All Assets) dated as of June 25, 2020 (as amended, amended and restated or otherwise modified from time to time, the "Agreement").

WHEREAS, pursuant to the terms of the Agreement, the Borrower may request certain advances from the Lender from time to time and the Lender has agreed to make loans to the Borrower subject to the terms and conditions of the Agreement.

WHEREAS, the loan advances under the Agreement are evidenced by (i) a certain Deferred Draw Term Note dated as of December 31, 2019, in the maximum principal amount of Ten Million ($10,000,000.00) Dollars, issued by the Borrower and payable to the order of the Lender (the "Term Note"), and (ii) a certain Revolving Note dated as of December 31, 2019, in the maximum principal amount of Twenty-Five Million ($25,000,000.00) Dollars, issued by the Borrower and payable to the order of the Lender (the "Revolving Note" and together with the Term Note, each a "Note" and together, the "Notes").

WHEREAS, the Borrower has requested that certain amendments be made to the Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.     Terms used in this Amendment which are defined in the Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2.     The Agreement is hereby amended as follows:

(a)     Modification of Borrowing Base. In order to reflect the agreement of the parties to modify the formulation of the Borrowing Base for the Revolving Loan, the definition of "Borrowing Base" in Section 1.01 is hereby stricken in its entirety and the following new definition is substituted therefor:

"'Borrowing Base' as used herein shall mean the sum of the following:

(a)	eighty (80%) percent of the unpaid face amount of Qualified Accounts (as defined below), PLUS

(b)	85% of the Net Orderly Liquidation Value of Eligible Inventory, PLUS

(c)	the lesser of (i) 62.5% of the appraised fair market value of the Real Property Collateral, and (ii) $7,500,000."

(b)      Modification of Credit Limit Definition. In order to reflect the potential reduction of the Credit Limit as a result of the mandatory prepayments required by Section 2.11, the definition of "Credit Limit" in Section 1.01 is hereby stricken in its entirety and the following new definition is substituted therefor:

"'Credit Limit' means an amount equal to Twenty-Five Million ($25,000,000.00) Dollars or such lesser amount as reduced pursuant to clause (b) of the first sentence of Section 2.11."

(c)      Modification of Interest Rate Margin. In order to reflect the agreement of the parties to modify the applicable margin used to determine the Borrower's interest rate, in Section 1.01, the definition of "Margin" is hereby stricken in its entirety and the following new definition is substituted therefor:

"'Margin' shall mean, during the applicable period, the percentages set forth below, as determined by the Borrower's Leverage Ratio (as defined herein):

Level	Leverage Ratio	Margin
1	Less than 1.00	1.50%
2	1.00 to 2.00	1.75%
3	Greater than 2.00 and up to and including 2.50	2.00%
4	Greater than 2.50 and up to and including 3.00	2.25%
5	Greater than 3.00 and up to and including 3.50	2.50%
6	Greater than 3.50 and up to and including 4.00	3.00%
7	Greater than 4.00	3.50%

Upon the Bank's receipt of a Margin Certificate in the form of Exhibit 1 attached hereto and the financial statements of Starrett and its consolidated subsidiaries in accordance with Section 11 of this Agreement (the 'Required Documents') the Margin shall be determined and be effective as of the first day of the following month, which Margin shall remain in effect until the first day of the calendar month following the Bank's receipt of the subsequent Margin Certificate and shall be adjusted, if at all, as at the end of each quarterly period thereafter based on the applicable accurate Margin Certificate. In the event that the Borrower fails to timely furnish the Bank with the Required Documents in accordance with Section 11 of this Agreement then the Margin shall be determined as if Level 7 was applicable, from the first day after the date that such Required Documents were due until the first day of the calendar month following the Bank's receipt of the Required Documents."

(d)      Additional Modified Definitions. The definitions of “Eligible Inventory” and “LIBOR” in Section 1.01 are hereby deleted in their entirety and the following new definitions are substituted therefor:

"'Eligible Inventory' means Borrower’s raw materials and finished goods which are initially and at all times until sold: new and unused or refurbished (except, with Bank’s written approval, used equipment held for sale or lease), in first−class condition, merchantable and saleable through normal trade channels; at a location which is in the United States; subject to a perfected security interest in favor of Bank; owned by Borrower free and clear of any lien except in favor of Bank and/or Permitted Liens; not obsolete; not scrap, waste, defective goods and the like; have been produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders promulgated thereunder; not stored with a bailee, warehouseman or similar party unless Bank has given its prior written consent thereto; and have not been designated by Bank, in accordance with its normal credit policies, as unacceptable for any reason by notice to Borrower. The most recent field exam and inventory recommendations of the Bank will be reflected in determining Eligible Inventory.

'LIBOR' means the rate of interest in U.S. Dollars (rounded upwards, at the Bank's option, to the next 100th of one percent) equal to the Intercontinental Exchange Benchmark Administration Ltd. ("ICE" or the successor thereto determined in accordance with Section 2.03.C if ICE is no longer publishing such rate) London Interbank Offered Rate for a 30-day period as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as designated by Lender from time to time) at approximately 11:00 AM. (London time) two (2) London Business Days prior to the Reset Date and prior to the commencement of each subsequent interest period; provided however, if more than one LIBOR for such 30-day period is specified, the applicable rate shall be the arithmetic mean of all such rates. "London Business Days" means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

(e)      New Definitions. The following new definitions are hereby included in Section 1.01, which definitions shall appear alphabetically therein:

"'EBITDA' shall mean, for the applicable period, income from continuing operations before the payment of interest and taxes plus depreciation, depletion, amortization and non-cash pension and retirement benefit expense, determined in accordance with GAAP for Starrett and its subsidiaries on a consolidated basis, plus or minus non-cash foreign exchange with Borrower’s subsidiaries and plus restructuring charges, in an amount not to exceed, in any fiscal quarter, the amount indicated opposite such quarter in the table below:

Fiscal Quarter Ending	Restructuring Charges
September 30, 2020	$400,000
December 31, 2020	$1,800,000
March 31, 2021	$2,300,000
June 30, 2021	$2,500,000

'NC Property' means that certain parcel of real property owned by the Borrower and located at 1372 Boggs Drive, Mount Airy, North Carolina.

'Net Cash Proceeds' means an amount equal to (a) any cash payments or proceeds received by the Borrower from any sale of U.S. Real Estate Assets MINUS (b) (i) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, accountant’s fees, survey costs, title insurance premiums and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, and the Borrower’s good faith estimate of taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities incurred under any indemnification obligation or purchase price adjustment associated with such sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) cash escrows (until released from escrow to the Borrower) from the sale price for such sale.

'Net Orderly Liquidation Value' means a professional opinion of the estimated most probable cash proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

'Real Property Collateral' means any U.S. Real Estate Asset of the Borrower in which the Bank holds a valid and perfected first lien pursuant to a mortgage, deed of trust or other similar grant, as evidenced by a title policy in form reasonably acceptable to the Bank. The Borrower shall execute and deliver such documents as reasonably requested by the Bank from time to time, inclusive of title affidavits, in order to perfect such liens and insure the Bank’s security interest in the U.S. Real Estate Assets.

'U.S. Real Estate Asset' means each of Borrower’s real property assets owned in fee simple and located in the United States."

(f)     Additional LIBOR Provisions. In order to reflect the Lender's current policy regarding the replacement of interest rates based on LIBOR, a new Section 2.03C is hereby added immediately following Section 2.03.B., as follows:

"Section 2.03.C. Upon the occurrence of any of the following as determined by Bank (which determination shall be conclusive and binding absent manifest error):

(a)     by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR,

(b)     a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely,

(c)     a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely,

(d)     a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that the LIBOR is no longer representative, or

(e)     business loans in the market are being executed or amended to incorporate or adopt a LIBOR replacement.

the Bank, giving due consideration any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated credit facilities, shall have the sole discretion to select an alternative to LIBOR as a reference, base, or other rate then designated by the Bank inclusive of a spread adjustment, giving due consideration to any governmental authority's selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR or to any evolving or then-prevailing market convention for determining a spread adjustment, it being understood that such benchmark replacement rate is a reference rate, not necessarily the lowest, established from time to time to serve as the basis upon which effective interest rates are calculated for loans making reference thereto (the "Benchmark Replacement Rate"). The Benchmark Replacement Rate will become effective at 5:00 p.m. on the fifth (5th) Business Day after Bank has provided notice to Borrower without any further action or consent of Borrower and Bank may implement any amendments to this Agreement as may be appropriate to reflect the adoption and implementation of the Benchmark Replacement Rate.

Bank does not warrant or accept responsibility for, and Bank shall have no liability with respect to the administration, submission or any other matter related to the rates in the definition of "LIBOR" or with respect to any rate that is an alternative or replacement for, or successor to LIBOR (including, without limitation (i) any Benchmark Replacement Rate or related adjustment, or (ii) whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may be adjusted hereunder, will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did LIBOR)."

(g)     Mandatory Principal Repayments. In order to reflect the agreement of the parties that proceeds from the sale of the Borrower's assets be paid to the Lender and applied first to the Term Note and then to the Revolving Note, a new Section 2.11 is hereby added immediately following Section 2.10, as follows:

"Section 2.11.     One hundred percent (100%) of the Net Cash Proceeds from any sale or other disposition of any U.S. Real Estate Asset of the Borrower (other than as provided below with respect to any sale or disposition of the NC Property on or prior to June 30, 2021) shall, within one business day of receipt thereof, be paid to, or retained by (if applicable), Bank and, absent the continuance of an Event of Default, shall be applied: (a) first, to the remaining installments of principal under the Term Loan, in the inverse order of maturity, until the Term Loan has been paid in full; and (b) second, in repayment of the advances and the other Obligations then due and payable under the Revolving Loan until paid in full. The Credit Limit shall be reduced, dollar for dollar, by the amount of any funds applied to the Revolving Note pursuant to clause (b) of the immediately preceding sentence. The Borrower agrees to execute and deliver an amended and restated Revolving Note to reflect any such reduction if requested by the Bank. Nothing in this Section 2.11 shall be construed to constitute consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents. No partial prepayment of the Term Loan will change the due dates or the amount of the principal payments otherwise required hereunder and under the Term Note. Notwithstanding the foregoing, if the Borrower consummates the sale of the NC Property on or before June 30, 2021, Borrower shall be required to pay to the Bank the lesser of (x) fifty percent (50%) of Net Cash Proceeds from the sale thereof and (y) $2,000,000. For avoidance of doubt, no Yield Maintenance Amount shall be due or payable with respect to any amounts required to be prepaid under this Section 2.11."

(h)     Additional Collateral. In order to reflect the agreement of the parties that real property owned by the Borrower in which it has granted a lien to the Lender is to be included as Collateral, Section 5(d) is hereby stricken in its entirety and the following new Section 5(d) is substituted therefor:

"(d)     All proceeds and products of all of the foregoing in any form, including, without limitation, all proceeds of credit, fire or other insurance, and also including, without limitation, rents and profits resulting from the temporary use of any of the foregoing (which, with Inventory, Receivables, Equipment and Real Property Collateral are all hereinafter called "Collateral")."

(i)     Additional Reporting Requirements. In order to reflect the agreement of the parties that the Borrower will satisfy additional reporting requirements in connection with this Amendment, a new Section 11.03(e) is hereby added immediately following 11.03(d), as follows:

"(e)	Backlog reports and 13 week cash flow forecasts, including variance to prior forecast.	Monthly, on or before the last business day of each following month."

(j)     Appraisal Rights. In order to reflect that the Lender will have the right, from time to time, to obtain appraisals of the Real Property Collateral, Section 12.02 is hereby stricken in its entirety and the following new Section 12.02 is substituted therefor:

"Section 12.02. Bank or its agents have the right to inspect the Collateral and all records pertaining thereto at reasonable intervals to be determined by Bank and without hindrance or delay. Additionally, Bank shall have the right, at the Borrower’s sole cost and expense, to obtain appraisals of the Borrower’s Inventory and Real Property Collateral at such times as Bank deems necessary or as may be required by applicable law, or its prevailing credit or underwriting policies; provided, however, that absent an Event of Default, the Borrower shall not be charged for more than one (1) appraisal of such Inventory or any single location comprising the Real Property Collateral in any twelve (12) month period."

(k)     Modification of Fixed Charge Coverage Ratio Requirement. In order to reflect the agreement of the parties to suspend the Borrower's obligation to comply with the Fixed Charge Coverage Ratio requirement through June 30, 2021, Section 13.01 is hereby stricken in its entirety and the following new Section 13.01 is substituted therefor:

"Section 13.01. Permit, for the twelve-month period ending on the last day of any fiscal quarter of the Borrower commencing with the twelve month period ending September 30, 2021, its Fixed Charge Coverage Ratio to be less than 1.15 to 1, such covenant to be measured on a consolidated basis and tested as of each March 31st, June 30th, September 30th and December 31st thereafter that this Agreement is in effect;"

(l)     Decrease of Permitted Capital Expenditures. In order to reflect the agreement of the parties to decrease the Borrower's permitted Capital Expenditures during its 2021 fiscal year, Section 13.02 is hereby stricken in its entirety and the following new Section 13.02 is substituted therefor:

"Section 13.02. Permit, for the twelve-month period ending on the last day of any fiscal quarter of Starrett commencing with the twelve month period ending September 30, 2020, the aggregate amount of funded and unfunded Capital Expenditures for Starrett and its consolidated subsidiaries to exceed $8,000,000;"

(m)     Addition of Minimum Cumulative EBITDA Covenant. In order to reflect the agreement of the parties to establish a new minimum cumulative EBITDA covenant effective as of the Borrower's fiscal quarter ending September 30, 2020, Section 13.03 is hereby stricken in its entirety and the following new Section 13.03 is substituted therefor:

"Section 13.03. achieve, during each period described below, EBITDA of less than the amount set forth below for each such period:

Period	Minimum Cumulative EBITDA
Trailing 3 months ending September 30, 2020	$500,000
Trailing 6 months ending December 31, 2020	$2,200,000
Trailing 9 months ending March 31, 2021	$5,000,000
Trailing 12 months ending June 30, 2021	$7,900,000

"

(n)     Modification of Restriction on Dispositions. In order to reflect the agreement of the parties that the Borrower is permitted to sell up to $100,000 of Collateral (excluding Real Property Collateral) each fiscal year, Section 13.07 is hereby stricken in its entirety and the following new Section 13.07 is substituted therefor:

"Section 13.07. Sell, assign, exchange or otherwise dispose of any of the Collateral, other than Inventory consisting of (a) scrap, waste, defective goods and the like; (b) obsolete goods; (c) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and (d) Equipment which is no longer required or deemed necessary for the conduct of Borrower's business, so long as Borrower receives therefor a sum substantially equal to such Equipment's fair value. Notwithstanding the foregoing, the Borrower may sell or otherwise dispose of Collateral (other than Real Property Collateral) with an aggregate value of no more than $100,000 for the twelve month period ending at the end of each fiscal quarter."

(o)     Additional Restriction Against Distributions. In order to reflect the agreement of the parties that the Borrower is prohibited from making distributions if it has not achieved a Fixed Charge Coverage Ratio of 1.15 to 1 for at least two (2) consecutive fiscal quarters, Section 13.09 is hereby stricken in its entirety and the following new Section 13.09 is substituted therefor:

"Section 13.09. Pay or make any distributions on account of any class of ownership interest in Borrower in cash or in property (other than additional ownership interests) (i) if at the time of any proposed distribution there exists an Event of Default under Borrower's Fixed Charge Coverage Ratio (as defined and calculated in accordance with Section 13.01 hereof) or if the making of such distribution would cause an Event of Default under the Borrower's Fixed Charge Coverage Ratio, or (ii) unless at the time of any proposed distribution, the Borrower's Fixed Charge Coverage Ratio has not been less than 1.15 to 1 for at least the two (2) most recent consecutive fiscal quarters of the Borrower, as evidenced by the timely filing by Borrower of applicable compliance certificates, or redeem, purchase or otherwise acquire, directly or indirectly, any of the ownership interests in Borrower;"

(p)     Additional Restriction on Loans by Borrower. In order to reflect the agreement of the parties that the Borrower is prohibited from making loans to any Person in excess of $5,000 without the prior written consent of the Bank, Section 13.10 is hereby stricken in its entirety and the following new Section 13.10 is substituted therefor:

"Section 13.10. Make any loans or advances to any Person, including, without limitation, Borrower's directors, officers and employees, in an individual amount exceeding $5,000 or an aggregate amount exceeding $500,000.00 at any time, except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by Borrower and intercompany loans between each of the entities constituting the Borrower;"

(q)     Restriction on Acquisitions by Borrower. In order to reflect the agreement of the parties that the Borrower is prohibited from acquiring the assets of any Person without the prior written consent of the Bank, Section 13.15 is hereby stricken in its entirety and the following new Section 13.15 is substituted therefor:

"Section 13.15. (a) Merge or consolidate with or into any Person, or acquire all or substantially all of the capital stock or property of another Person; (b) enter into any joint venture or partnership with any Person; (c) convey, lease or sell all or any material portion of its property or assets or business to any other Person, except for the sale of Inventory in the ordinary course of its business; or (d) convey, lease or sell any of its assets to any Person for less than the fair market value thereof."

(r)      Updated Compliance Certificate. Exhibit 3 of the Agreement is hereby deleted in its entirety, and the following new Exhibit 3 attached hereto is inserted in lieu thereof in order to include in the Compliance Certificate language providing that the Borrower has complied with the minimum cumulative EBITDA covenant.

3.     Except as explicitly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect and shall apply to any advance thereunder.

4.     The Borrower agrees to pay the Lender as of the date hereof a fully earned, non-refundable amendment fee in the amount of $45,000.00 in consideration of (i) the execution by the Lender of this Amendment and (ii) the full release by the Lender of any claim arising from undercharged, under-billed or underpaid interest on the Revolving Loan and/or the Term Loan arising on or before the First Amendment Effective Date.

5.     This Amendment shall be effective upon (i) receipt by the Lender of an executed original hereof, (ii) payment of the amendment fee provided for in Section 4, and (iii) the execution and delivery by the Borrower and such other parties of customary secretaries certificates, including authorizing resolutions with respect to this Amendment (the date on which such conditions are met, the “First Amendment Effective Date”.

6.     The Borrower hereby represents and warrants to the Lender as follows:

(a)

Each Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms.

(b)

The execution, delivery and performance by each Borrower of this Amendment has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the Articles of Organization or By-Laws of such Borrower, or (iii) result in a material breach of or constitute a material default under any indenture or loan or Agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

(c)

All of the representations and warranties contained in Sections 7 and 8 of the Agreement are correct and complete on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties were correct and complete as of such earlier date.

7.     Within sixty (60) days after the First Amendment Effective Date, the Bank shall have received a valid and perfected first lien pursuant to a mortgage, deed of trust or other similar grant with respect to each U.S. Real Estate Asset, and shall deliver such other customary documents in connection with the same, including, without limitation, surveys, reports and insurance certificates, reasonably requested by the Lender. For the avoidance of doubt, the Borrower’s failure to comply with this Section 7 shall constitute an immediate Event of Default.

8.     All references in the Agreement to "this Agreement" shall be deemed to refer to the Agreement as amended hereby.

9.     The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Event of Default under the Agreement or breach, default or event of default under any other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

10.     Excepting only the contractual obligations to be performed by the Lender for the Borrower as expressly stated in the Agreement, each Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

11.     The Borrower hereby reaffirms its agreement under the Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Agreement and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

12.     This Amendment may be executed in multiple counterparts, each of which shall be effective upon delivery and, thereafter, shall be deemed to be an original, and all of which shall be taken as one and the same instrument with the same effect as if each party hereto had signed on the same signature page. Any signature page of this Amendment may be detached from any counterpart of this Amendment without impairing the legal effect of any signature thereto and may be attached to another part of this Amendment identical in form hereto and having attached to it one or more additional signature pages. This Amendment may be transmitted by facsimile machine or by electronic mail in portable document format ("pdf") and signatures appearing on faxed instruments and/or electronic mail instruments shall be treated as original signatures. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect hereof.

[Remainder of Page Left Intentionally Blank

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Witnessed by:	BANK: TD BANK, N.A.

By:
Print Name:		Dana P. Wedge, Senior Vice President

WITNESS	BORROWER: THE L. S. STARRETT COMPANY

By:
Print Name:		Douglas A. Starrett, President and CEO

TRU-STONE TECHNOLOGIES, INC.

By:
Print Name:		Douglas A. Starrett, President and CEO

STARRETT KINEMETRIC ENGINEERING, INC.

By:
Print Name:		Douglas A. Starrett, President and CEO

STARRETT BYTEWISE DEVELOPMENT, INC.

By:
Print Name:		Douglas A. Starrett, President and CEO

[Signature Page to First Amendment of

Amended and Restated Loan and Security Agreement (All Assets)]

EXHIBIT 3

COMPLIANCE CERTIFICATE

The L. S. Starrett Company, a Massachusetts corporation, Tru-Stone Technologies, Inc., a Delaware corporation, Starrett Kinemetric Engineering, Inc., a Delaware corporation, and Starrett Bytewise Development, Inc., a Delaware corporation ("Borrower"), hereby certifies to TD Bank, N.A. ("Bank") pursuant to the Amended and Restated Loan and Security Agreement (All Assets) between Borrower and Bank dated June 25, 2020, as may be amended from time to time ("Loan Agreement"), that:

A.     General

1.     Capitalized terms not defined herein shall have the meanings set forth in the Loan Agreement.

2.     The Borrower has complied with all the terms, covenants and conditions to be performed or observed by the Borrower contained in the Loan Agreement and other documents required to be executed by the Borrower in connection with the Loan Agreement.

3.     Neither on the date hereof nor, if applicable, after giving effect to the loan made on the date hereof, does there exist an Event of Default or an event which would with notice or the lapse of time, or both, constitute an Event of Default.

4.     The representations and warranties contained in the Loan Agreement and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

B.     Asset Divestitures. For the 12 month period ending [insert applicable fiscal quarter end], the Borrower has sold, assigned, exchanged or otherwise disposed of assets (other than Real Property Collateral) with an aggregate value of $_________.

C.     Financial Covenants

As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations as set forth below in accordance with Section 13 of the Loan Agreement are true and correct:

1.     Fixed Charge Coverage Ratio - Section 13.01

The cash flow of Starrett and its consolidated subsidiaries for the preceding twelve-month period was equal to ______ times the amount of Fixed Charges for such period, computed as follows:

A. Net Income	$___________

B.     Income Tax Expense

C.     Interest Expense

D.     Depreciation Expense

E.     Amortization Expense

F.     Non-Cash Pension/Post-Retirement Benefit Expense

G.     Non-Cash Stock Compensation Expense

H.     Gains/Losses from the Sale of Assets

I.     Bank Approved One-Time Restructuring Expenses

J.     Dividends/Distributions

K.     Unfunded Capital Expenditures

L.     Required Cash Pension Payments

M.     Cash Taxes

N.     Non-Cash Foreign Exchange

O.     Restructuring Charges

P.     Cash Flow (A+B+C+D+E+F+G+or-H+I-J-K-L-M±N+O)

Q.     Required Principal Payments on all Term Debt, excluding

Short-Term Loans from the Brazilian Banks to

Finance Export Accounts Receivable from Borrower's

Brazilian Subsidiary

R.     Interest Expense

S.     Fixed Charges (Q+R)

T.     Fixed Charge Coverage Ratio (P divided by S)=

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

  $___________

___: 1.0

2.	Minimum Cumulative EBITDA – Section 13.03

The EBITDA of Starrett and its consolidated subsidiaries for the trailing __ month period ending ________, 202__ was equal to $ ______.

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3.	Minimum Liquidity – Section 13.16

The Liquid Assets of Starrett and its consolidated subsidiaries as at ___________, 20__ was ___________, computed as follows:

A. Cash	$___________

B. Liquid Investments	$___________

C. Availability under the Borrowing Base	____________

D. Liquid Assets (A + B + C)	$___________

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Borrower, has executed and delivered this Certificate in the name and on behalf of the Borrower on ___________, 20__.

THE L. S. STARRETT COMPANY, as Agent

By:
Name: Title:

3